Exhibit 99.1

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2006

CHARLOTTE, NORTH CAROLINA, October 19, 2006 – Nucor Corporation (NYSE: NUE) announced today record consolidated net earnings and sales for the first nine months and the third quarter of 2006. Net earnings through the first nine months of 2006 exceeded 2005’s previous record annual earnings. Nucor’s consolidated net earnings for the first nine months of 2006 were $1.35 billion ($4.33 per diluted share), an increase of 39% over net earnings of $969.3 million ($3.04 per diluted share) in last year’s first nine months. Consolidated net earnings of $517.6 million ($1.68 per diluted share) in this year’s third quarter increased 77% compared with $291.9 million ($0.93 per diluted share) earned in the third quarter of 2005 and increased 14% from the $452.8 million ($1.45 per diluted share) earned in the second quarter of 2006.

In the first nine months of 2006, Nucor’s consolidated net sales increased 19% to $11.28 billion, compared with $9.49 billion in last year’s first nine months. Average sales price per ton increased 7% while total tons shipped to outside customers increased 11% from the first nine months of 2005. In the third quarter of 2006, Nucor’s consolidated net sales increased 30% to $3.93 billion, compared with $3.03 billion in the third quarter of 2005 and increased 3% compared with $3.81 billion in the second quarter of 2006. Average sales price per ton increased 23% from the third quarter of 2005 and increased 7% from the second quarter of 2006. Total tons shipped to outside customers were 5,603,000 tons in the third quarter of 2006, an increase of 6% over the third quarter of 2005 and a decrease of 4% from the second quarter of 2006.

The average scrap and scrap substitute cost per ton used increased 1% from $245 in the first nine months of 2005 to $247 in the first nine months of 2006, increased 18% from $217 in the third quarter of 2005 to $257 in the third quarter of 2006, and increased 4% from $247 in the second quarter of 2006. Total energy costs increased approximately $1 per ton from the first nine months of 2005 to the first nine months of 2006, decreased approximately $4 per ton from the third quarter of 2005 to the third quarter of 2006, and increased approximately $3 per ton from the second quarter of 2006 to the third quarter of 2006.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $45.0 million in the first nine months of 2006, compared with a credit of $148.0 million in the first nine months of 2005. In the third quarter of 2006, the LIFO charge was $20.5 million, compared with a credit of $52.0 million in the third quarter of 2005 and a charge of $15.5 million in the second quarter of 2006.

In the steel mills segment, steel production increased 14% to 17,318,000 tons in the first nine months of 2006, compared with 15,136,000 tons produced in the first nine months of 2005. Total steel shipments increased 11% to 17,286,000 tons in the first nine months of 2006, compared with 15,504,000 tons in last year’s first nine months. Steel shipments to outside customers increased 11% to 15,936,000 tons in the first nine months of 2006, compared with 14,295,000 tons in last year’s first nine months. In the steel products segment, steel joist production during the first nine months of 2006 increased to 433,000 tons, compared with 413,000 tons in the first nine months of 2005. Steel deck sales decreased to 284,000 tons in the first nine months of 2006, compared with 285,000 tons in last year’s first nine months. Cold finished steel sales remained flat at 261,000 tons when compared with the first nine months of 2005.

In September 2006, Nucor’s Board of Directors declared a supplemental dividend of $0.50 per share in addition to the $0.10 per share base dividend. The total dividend of $0.60 per share is payable on November 10, 2006 to stockholders of record on September 29, 2006. Nucor’s dividends paid to stockholders have increased more than nine-fold since 2003: $62 million paid in 2003, $70 million paid in 2004, $210 million paid in 2005, and $580 million to be paid in 2006.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2006

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Nucor repurchased approximately 6.3 million shares of its common stock at a cost of approximately $318.3 million under a publicly announced stock repurchase program during the third quarter of 2006, and repurchased approximately 10.1 million shares at a cost of about $515.0 million during the first nine months of 2006. Approximately 15.7 million shares remain authorized for repurchase under the current program. Since the first quarter of 2005, Nucor has repurchased approximately 21.3 million shares of common stock.

In September 2006, Nucor announced an agreement to purchase substantially all of the assets of Verco Manufacturing Company (“Verco”) for a cash purchase price of approximately $180 million. This transaction is expected to close during the fourth quarter of 2006 and is expected to be immediately accretive to earnings. This facility produces steel floor and roof decking in three locations in the western United States. With the addition of the Verco facilities, Nucor’s total annual deck capacity will exceed 500,000 tons.

Earnings for the fourth quarter will be strong, but they will be impacted by lower shipments due to normal seasonal issues and to the current inventory destocking by our service center customers. These high inventories are due in part to the unexpected continued high levels of imports in the third quarter. We expect margins to be strong in the fourth quarter. Margins will be negatively impacted by lower spot market prices for sheet and bars, but they will benefit from anticipated lower scrap costs. We will provide numerical guidance near the midpoint of the interval between quarterly earnings reports.

Nucor and affiliates are manufacturers of steel products, with operating facilities in seventeen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing. Nucor is the nation’s largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2005 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s third quarter results on October 19, 2006 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2006

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Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except per share data)

	Nine Months (39 Weeks) Ended		Three Months (13 Weeks) Ended
	Sept. 30, 2006	Oct. 1, 2005	Sept. 30, 2006	Oct. 1, 2005
NET SALES	$11,282,680	$9,493,535	$3,931,233	$3,025,911

COSTS, EXPENSES AND OTHER:
Cost of products sold	8,631,598	7,598,996	2,926,581	2,445,676
Marketing, administrative and other expenses	450,266	323,178	160,464	107,730
Interest (income) expense, net	(25,753)	7,396	(10,433)	922
Minority interests	148,036	76,595	59,104	24,915
Other income	—	(9,200)	—	—

	9,204,147	7,996,965	3,135,716	2,579,243

EARNINGS BEFORE
INCOME TAXES	2,078,533	1,496,570	795,517	446,668
Provision for income taxes	729,011	527,320	277,939	154,791

NET EARNINGS	$1,349,522	$969,250	$517,578	$291,877

NET EARNINGS PER SHARE:
Basic	$4.37	$3.07	$1.70	$0.94
Diluted	$4.33	$3.04	$1.68	$0.93
AVERAGE SHARES OUTSTANDING:
Basic	308,569	315,730	304,835	311,665
Diluted	311,420	318,632	307,553	314,471

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2006

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CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	Sept. 30, 2006	Dec. 31, 2005
Assets
CURRENT ASSETS:
Cash and cash equivalents	$832,597	$980,150
Short-term Investments	1,388,938	857,360
Accounts receivable, net	1,230,899	1,000,629
Inventories	1,154,243	945,054
Other current assets	225,343	288,360

Total current assets	4,832,020	4,071,553
PROPERTY, PLANT AND EQUIPMENT, NET	2,835,690	2,855,717
OTHER ASSETS	227,957	211,517

TOTAL ASSETS	$7,895,667	$7,138,787

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Long-term debt due within one year	$—	$1,250
Accounts payable	679,128	501,624
Federal income taxes payable	45,981	—
Salaries, wages and related accruals	437,116	368,568
Accrued expenses and other current liabilities	496,455	384,257

Total current liabilities	1,658,680	1,255,699

LONG-TERM DEBT DUE AFTER ONE YEAR	922,300	922,300

DEFERRED CREDITS AND OTHER LIABILITIES	458,546	486,910

MINORITY INTERESTS	190,701	194,090

STOCKHOLDERS’ EQUITY:
Common stock	148,833	74,120
Additional paid-in capital	177,736	191,850
Retained earnings	5,581,878	4,709,111
Unearned compensation	—	(3,287)
Accumulated other comprehensive income, net of income taxes	4,321	46,600

	5,912,768	5,018,394
Treasury stock	(1,247,328)	(738,606)

Total stockholders’ equity	4,665,440	4,279,788

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,895,667	$7,138,787

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2006

(Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months (39 Weeks) Ended
	Sept. 30, 2006	Oct. 1, 2005
Operating activities:
Net earnings	$1,349,522	$969,250
Adjustments:
Depreciation	273,678	281,499
Deferred income taxes	(44,200)	(44,910)
Minority interests	148,022	76,583
Settlement of natural gas hedges	(3,668)	—
Changes in (exclusive of acquisitions):
Accounts receivable	(214,474)	(36,696)
Inventories	(181,482)	331,773
Accounts payable	157,668	89,111
Federal income taxes	106,955	(63,310)
Salaries, wages and related accruals	67,481	13,990
Other	30,920	110,037

Cash provided by operating activities	1,690,422	1,727,327

Investing activities:
Capital expenditures	(240,175)	(222,629)
Investment in affiliates	(34,241)	(37,450)
Disposition of plant and equipment	1,978	709
Acquisitions (net of cash acquired)	(43,879)	(154,864)
Purchases of short-term investments	(803,253)	(112,590)
Proceeds from sales of short-term investments	271,675	—

Cash used in investing activities	(847,895)	(526,824)

Financing activities:
Repayment of long-term debt	(1,250)	—
Issuance of common stock	46,373	29,768
Excess tax benefits from stock-based compensation	12,200	—
Distributions to minority interests	(151,411)	(80,639)
Cash dividends	(395,793)	(188,875)
Acquisition of treasury stock	(500,199)	(245,158)

Cash used in financing activities	(990,080)	(484,904)

Increase (decrease) in cash and cash equivalents	(147,553)	715,599
Cash and cash equivalents - beginning of year	980,150	779,049

Cash and cash equivalents - end of nine months	$832,597	$1,494,648

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com